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                                                                   Exhibit 23(a)

KPMG Peat Marwick LLP



     1500 National City Center
     1900 East Ninth Street
     Cleveland, OH 44114-3495




The Board of Directors
Rubbermaid Incorporated:

We consent to the use of our reports dated February 1, 1994, on the consolidated financial statements and schedules of Rubbermaid Incorporated and subsidiaries as of December 31, 1993 and 1992, and for each of the years in the three-year period then ended, and to the use of our report dated December 16, 1994, on the financial statements and supplemental schedule of Rubbermaid Commercial Products Inc. Associates' Profit Sharing Retirement Plan as of December 31, 1993 and 1992, and for the years then ended, incorporated herein by reference.

Our report on the consolidated financial statements refers to a change in inventory accounting practices and the adoption of the provisions of the Financial Accounting Standards Board's Satements of Financial Accounting Standards Nos. 109 and 106, Accounting for Income Taxes and Employers Accounting for Postretirement Benefits Other Than Pensions, respectively, in 1992.




/s/ KPMG Peat Marwick LLP



Cleveland, Ohio
December 27, 1994